Exhibit 2.1

AGREEMENT REGARDING EXTENSION OF FINANCING DATE

This Agreement Regarding Extension of Financing Date (“Agreement”) is dated as of June 12, 2012 by and among Denver Parent Corporation, a Delaware corporation (“Parent”), Denver Merger Sub Corporation, a Delaware corporation (“Merger Sub”) and Venoco, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger dated as of January 16, 2012 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Parent is obligated to provide the Company with Financing Commitment Letters on or before the Financing Date, both as defined in the Merger Agreement;

WHEREAS, Parent has requested that, pursuant to Section 5.10 of the Merger Agreement, the Company extend such date to July 20, 2012;

WHEREAS, pursuant to Section 5.10 of the Merger Agreement the Company may not unreasonably withhold, condition or delay such request and Parent may not unreasonably reject Financing that it is pursuing at the time of such request;

WHEREAS, the Special Committee of the Board of Directors (the “Special Committee”) has unanimously determined that it is in the best interests of the Company and its stockholders to enter into this Agreement; and

WHEREAS, the Board of Directors of the Company has, based on the recommendation of the Special Committee, approved the execution, delivery and performance of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company (the “Parties”) hereby agree as follows:

1.             Extension of Financing Date. The Financing Date is hereby extended from (A) the first Business Day that is one hundred and twenty (120) days after the earlier of (x) the date the Company first files the Proxy Statement with the SEC and (y) thirty (30) days following the date of this Agreement to (B) July 20, 2012; it being understood that for purposes of Section 5.10 of the Merger Agreement, July 20, 2012 shall be read in lieu of the date in clause (A) above.

2.             Other Terms.  The parties acknowledge that with the exception of the extension referenced in Section 1 above, all terms of the Merger Agreement, including the remainder of Section 5.10 thereof, shall remain in full force and effect.

3.             Miscellaneous.  Capitalized terms used herein but not defined have the meanings given them in the Merger Agreement.  Except as expressly provided nothing contained herein is intended to amend or in any way affect the provisions of the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DENVER PARENT CORPORATION

By:	/s/ Timothy M. Marquez
Name:	Timothy M. Marquez
Title:	Chief Executive Officer

DENVER MERGER SUB CORPORATION

By:	/s/ Timothy M. Marquez
Name:	Timothy M. Marquez
Title:	Chief Executive Officer

VENOCO, INC.

By:	/s/ Edward J. O’Donnell
Name:	Edward J. O’Donnell
Title:	Chief Operating Officer